TRANSGLOBE ENERGY CORPORATION ANNOUNCES DIRECTOR/PDMR
SHAREHOLDINGS

AIM & TSX:  "TGL" & NASDAQ:  "TGA"

Calgary, Alberta, December 24, 2020 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces that it was notified on December 22, 2020 that Steven Sinclair acquired common shares as follows.

PDMR	Date of Acquisition	Number of Common Shares Acquired	Price	Number of Common Shares held following the transaction	% of Company's issued share capital held
Steven Sinclair	December 22, 2020	25,000	CAD $1.1374	75,000	0.103%

Notification of a Transaction pursuant to Article 19(3) of Regulation (EU) No. 596/2014

1 1	Details of PDMR
a)	Name	Steven Sinclair
2	Reason for the notification
a)	Position / status	Non-Executive Director
b)	Initial notification / amendment	Initial notification
3	Details of the issuer
a)	Name	TransGlobe Energy Corporation
b)	Legal Entity Identifier	549300QMNS6BDY8UUB03
4	Details of the transaction(s)
a)	Description of the financial instrument	Common Shares
b)	Identification code	ISIN for TransGlobe Energy Corporation Ordinary Shares: CA8936621066
c)	Nature of the transaction	Acquisition of Shares
d)	Price(s) and volume(s)	Price ($CAD) Volume
$1.1374 25,000
e)	Aggregated information -
	Aggregated volume -	25,000 common shares
	Aggregated price	$1.1374 CAD per share
f)	Date of the transaction	December 22, 2020
g)	Place of the transaction	TSX

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For Further information, please contact:

TransGlobe Energy Corporation Randy Neely, President and CEO Eddie Ok, CFO	+1 403 264 9888 investor.relations@trans-globe.com http://www.trans-globe.com or via Tailwind Associates or FTI Consulting
Tailwind Associates (Investor Relations) Darren Engels	+1 403 618 8035 darren@tailwindassociates.ca http://www.tailwindassociates.ca
FTI Consulting (Financial PR) Ben Brewerton Genevieve Ryan	+44(0) 20 3727 1000 transglobeenergy@fticonsulting.com
Canaccord Genuity (Nomad & Joint-Broker) Henry Fitzgerald-O’Connor James Asensio	+44(0) 20 7523 8000
Shore Capital (Joint Broker) Jerry Keen Toby Gibbs	+44(0) 20 7408 409